Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-289636

April 20, 2026

$1,250,000,000

$500,000,000 4.250% Notes due 2031 (the “2031 Notes”)

$750,000,000 4.900% Notes due 2036 (the “2036 Notes”)

FINAL TERM SHEET

April 20, 2026

Issuer:	Prologis, L.P.
Expected Ratings:*	A2 Stable (Moody’s) / A Stable (S&P)
Trade Date:	April 20, 2026
Settlement Date:**	April 23, 2026 (T+3)
Joint Book-Running Managers:	BofA Securities, Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Senior Co-Managers:	Academy Securities, Inc.
BNP Paribas Securities Corp.
Loop Capital Markets LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Co-Managers:	BBVA Securities Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Samuel A. Ramirez & Company, Inc.
Regions Securities LLC
RBC Capital Markets, LLC
Santander US Capital Markets LLC
Standard Chartered Bank
	2031 Notes	2036 Notes
Principal Amount:	$500,000,000	$750,000,000
Maturity Date:	June 15, 2031	June 15, 2036
Coupon:	4.250% per annum, payable semi-annually	4.900% per annum, payable semi-annually
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2026	June 15 and December 15, commencing December 15, 2026
Underwriting Discount:	0.35%	0.45%
Net Proceeds, Before Expenses, to Issuer:	$494,405,000	$737,812,500

Benchmark Treasury:	3.875% due March 31, 2031	4.125% due February 15, 2036
Benchmark Treasury Price / Yield:	100-04 / 3.847%	99-00+ / 4.248%
Spread to Benchmark Treasury:	+57 basis points	+80 basis points
Reoffer Yield:	4.417%	5.048%
Price to Public:	99.231% of the principal amount, plus accrued interest from April 23, 2026, if any	98.825% of the principal amount, plus accrued interest from April 23, 2026, if any
Optional Redemption:	Prior to May 15, 2031, (one month prior to their maturity), based on the Treasury Rate plus 10 basis points, or on or after May 15, 2031, at par.	Prior to March 15, 2036, (three months prior to their maturity), based on the Treasury Rate plus 15 basis points, or on or after March 15, 2036, at par.
CUSIP/ISIN:	74340X CU3 / US74340XCU37	74340X CV1 / US74340XCV10

No EU PRIIPs KID – No EU PRIIPs key information document (KID) has been prepared as not available to retail investors in the European Economic Area.

* Note: A credit rating is not a recommendation to buy, sell or hold any securities and may be subject to revision or withdrawal at any time.

** Note: It is expected that delivery of the Notes will be made against payment therefor on or about April 23, 2026, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement thereto in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: BofA Securities, Inc. toll-free at (800) 294-1322, HSBC Securities (USA) Inc. toll-free at (886) 811-8049, ING Financial Markets LLC toll-free at (877) 446-4930, J.P. Morgan Securities LLC collect at (212) 834-4533, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or TD Securities (USA) LLC toll-free at (855) 495-9846.

The communication of this term sheet and any other document or materials relating to the issue of the Notes described herein is not being made, and this term sheet and such other documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom's Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this term sheet and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This term sheet and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order")), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as "relevant persons"). This term sheet and any such other documents and/or materials relating to the issue of the Notes described herein are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this term sheet and any such other documents and/or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this term sheet or any other documents and/or materials relating to the issue of the Notes described herein or any of their contents.